Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-168877, No. 333-167327, No. 333-166062, No. 333-175992, No. 333-204997, No. 333-210852, No. 333-221678, and No. 333-226973), Form S-4 (No. 333-200042) and Forms S-3 (No. 333-186048, No. 333-174629, No. 333-200011, No. 333-219420, No. 333-221717) of Pernix Therapeutics Holdings, Inc. of our report dated October 9, 2018 relating to the consolidated balance sheet of Orexigen Therapeutics, Inc. as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the period ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
October 9, 2018